Exhibit 10.24

Federal-Mogul 2013 Corporate Management Incentive Plan (MIP)

Goal:

The Management Incentive Plan (MIP) is intended to align the actions of participants with the goals of the Federal-Mogul Corporation and reward participants for achieving or exceeding those goals.

Participants:

Individual employees are eligible for participation in the MIP based on appointment by the employee’s Vice President. Employees below the level of Vice President are confirmed by the Senior Vice President of Human Resources. Employees at, or above, the level of Vice President must be confirmed by the Chief Executive Officer subject to confirmation by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

Target Bonus:

Target Bonuses are expressed as a percentage of the employee’s Base Annual Salary. If the employee is paid on a monthly basis, the Base Annual Salary, for purposes of the MIP Plan, is 12 times the monthly rate. If the employee is paid on an every-other-week basis, the Base Annual Salary is 26 times the bi-weekly rate. For bonus calculations, exclude 13th month or other mandated payments in countries that require them. The employee’s Base Annual Rate as of December 31, 2013 is used for MIP calculations.

Target Bonus percentages vary by an employee’s position and scope of responsibilities. No changes may be made to the assigned target bonus without the written approval of the Director of Compensation and Benefits and/or the Senior Vice President of Human Resources. In the case of any employee at, or above, the level of Vice President, any change is subject to confirmation by the Compensation Committee.

Proration:

In order to be eligible to receive a MIP payment for 2013, a participant must be employed in a MIP-eligible position for a minimum of three months during 2013, except as may be approved by the Senior Vice President of Human Resources and, in the case of any employee at or above the level of Vice President, subject to confirmation by the Compensation Committee. A participant will earn a MIP payment based on the amount of time the eligible participant is actively and continuously employed in an eligible position during 2013. When an individual first becomes eligible to participate in the MIP, or a participant is promoted or demoted from a job with one Target Bonus level to another with a different Target Bonus level, from one operation to another with different metric measures, is rehired, or on a leave of absence, the calculated bonus is prorated based on the number of months actively and continuously employed in the applicable job.

Communications:

The Business Unit Human Resource Directors and Human Resource Director for Corporate Staffs are responsible for consistency of MIP targets and communication of the MIP plan to participants.

Metrics:

2013 MIP metrics are outlined in Appendix I. Federal-Mogul Corporate MIP participants will receive a payout based on the average of the Powertrain Corporate and VCS plan code payouts.

Adjustments:

The metrics and their achievement levels are the basis for payout calculations. However, each participant's individual performance and contributions may also be considered and may alter the final payout. In addition, the Chief Executive Officer may reduce the 2013 MIP payment to a Business Unit Operations Vice President, Finance Director or Plant Manager based on his assessment of the results of an audit or series of audits of plants or locations within the Business Unit.

It is intended that increases and decreases in participant MIP bonus payouts which result from individual or group performance and contributions shall not result in an increase in the proposed payout of the overall MIP. In the event that the MIP bonus payout, otherwise calculated in accordance with this MIP, would exceed the maximum bonus pool, each of the proposed MIP bonus payouts shall be reduced prorata in order that the aggregate MIP bonus payouts shall not exceed the maximum bonus pool.

MIP Payout Ranges:

The payout range for the 2013 MIP is from 0 to 175% of a participant’s Target Bonus. For example, if an employee’s Target Bonus is 10% of Base Annual Salary, he or she may receive an amount ranging from zero up to 17.5% of Base Annual Salary. Payout percentages are rounded to the nearest whole percent (0.5 and above rounds up and any amount under 0.5 rounds down.)

The MIP bonus payment is limited to a maximum of 175% of an individual’s Target Bonus.

Target Achievement Level:

If, for any metric, the achievement level equals 100% of the goal, the payout for that metric will be 100%.

Minimum Metric Achievement Level:

If, for any metric, the achievement level does not equal or exceed 85% of the target, the payout for that metric will be zero. At 85% achievement, the payout for a metric will be 50%.

For VCS EBITDA and Return on Working Assets, the minimum metric achievement level is 90%. At a 90% achievement level, the payout level is 50%. For other metrics, if the achievement level does not equal or exceed 85% of the target, the payout for that metric will be zero. At 85% achievement for those other metrics, the payout for a metric will be 50%.

Maximum Metric Achievement Level:

The maximum level of achievement eligible for a payout is 125% of the target for a metric. At 125% achievement, the MIP payout level is 175% for that metric.

The payout curve between the minimum achievement level and 100% is linear; as is the payout curve between 100% and the maximum achievement level.

Threshold Achievement Requirement:

In the event Powertrain does not achieve at least 85% of its EBITDA target for 2013, the EBITDA metrics for all Powertrain product lines and the Restructuring metric will have zero payout.

In the event VCS does not achieve at least 90% of its EBITDA target for 2013, the Strategic Initiatives metrics for VCS will have zero payout.

Maximum Bonus Pool and Adjustments:

The maximum bonus pool for each Plan Code will equal the sum of the Target Bonuses for the participants in the Plan Code times the total weighted achievement payout percentage for the respective Plan Code.

The sum of total payouts for each Plan Code may not exceed the maximum bonus pool.

Payout Timing:

MIP participants must be actively employed on the day of payout to be eligible for a payment. Payments under the 2013 MIP will be made between January 1, 2014 and March 15, 2014 after completion of the annual audit of Federal-Mogul’s 2013 consolidated financial statements and filing of Federal-Mogul’s Form 10-K for the year ending December 31, 2013. Management shall provide to the Compensation Committee, by February 1, 2014, Federal-Mogul’s 2013 unaudited consolidated financial results, other information required to calculate performance against the applicable metrics, and recommendations for MIP payouts consistent with such financial performance and other information. No payout shall be made unless and until the Committee has approved payouts, the completion of the audit of the 2013 consolidated financial statements and filing of the Corporation’s Form 10-K. In all countries, local tax laws apply, and payments will be reduced by amounts required to be withheld for taxes at the time payments are made. MIP payments will not be included in benefits based on compensation, except for the calculation of pension plan benefits, and in the U.S., for 401(k) plan contributions.

Compensation Committee of the Board of Directors:

All incentive plan designs and awards, if any, are subject to approval of the Compensation Committee.

Discretion:

The Chief Executive Officer may, with the prior approval of the Committee, make changes to the MIP program. The Chief Executive Officer may alter, postpone or disallow individual or location payments as he deems appropriate, within the plan's payout range of zero to 175% of Target, subject in the case of any employee at, or above, the level of Vice President to the prior approval by the Compensation Committee.

General Provisions:

a) Withholding of Taxes: Federal-Mogul shall withhold the amount of taxes which, in the determination of Federal-Mogul, are required under law with respect to any amount due or paid under the Plan.

b) Expenses: Federal-Mogul is responsible for all expenses and costs in connection with the adoption and administration of the Plan.

c) Active Employment: Active employment means actively engaged in the work of Federal-Mogul or its subsidiaries. Those in severance notice period or on “garden leave” status pending termination are not considered in active employment.

d) Voluntary Termination: Subject to the CEO’s Discretion clause above, in the event a participant elects to leave or elects to retire from Federal-Mogul before payment of the 2013 MIP bonus is made, all rights under the MIP cease and no benefit is vested, accrued or due under the MIP.

e) Involuntary Termination: Subject to the CEO’s Discretion clause above, if a participant is involuntarily terminated for reasons other than “for cause”, dies or becomes permanently disabled prior to the payout date, he or she may be paid a prorated portion of his/her calculated MIP Bonus. In the case of any employee at or above the level of Vice President who is involuntarily terminated, any such pro-rated payment shall require the prior approval of the Committee. The pro-ration will be calculated based on the formula (x times Target MIP Bonus times the final calculated payout percentage) where x equals a fraction where the numerator is the number of calendar days the employee is employed in the year and the denominator is 365 (366 in a Leap Year). Payment will be made at the same time and in the same manner active participants are paid. In the event of an involuntary termination, payment of a prorated MIP Bonus is contingent on the employee signing the Federal-Mogul Corporation severance plan Agreement and Release.

f) No Continued Employment: Neither the establishment of the Plan, participation in the Plan, nor any payment thereunder shall be deemed to constitute an express or implied contract of employment of any participant for any period of time or in any way abridge the rights of Federal-Mogul to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.

g) Other Plans: Nothing contained herein shall limit Federal-Mogul’s power to make regular or discretionary payments to employees of Federal-Mogul, whether or not they are participants in this MIP, with, in the case of employees at or above the level of Vice President, the prior approval of the Compensation Committee. For the avoidance of doubt, no payment shall be made under this MIP to any participant if and to the extent that such payment, either alone or when taken together with other payments from Federal-Mogul to such participant, would result in such participant receiving compensation from Federal-Mogul in excess of any compensation limit contained in any written employment agreement between Federal-Mogul and such participant.

h) Non-Assignability: No right under this MIP shall be assignable, either voluntarily or involuntarily by way of encumbrance, pledge, attachment, levy or charge of any nature (except as may be required by local, state, or federal law).

Nothing in this MIP shall require Federal-Mogul to segregate or set aside any funds or other property for the purpose of paying any portion of an award. No participant, beneficiary or other person shall have any right, title or interest in any amount awarded under this MIP prior to the payment of such award to him or her.